As filed with the Securities and Exchange Commission on  April 22, 2010
 Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ORIGIN ARGITECH LIMITED
(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	Not Applicable
State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

No. 21 Sheng Ming Yuan Road
Changping District, Beijing
China  102206
(Address of Principal Executive Offices)

2009 PERFORMANCE EQUITY PLAN
(Full Title of the Plan)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8940
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Andrew D. Hudders, Esq.
Golenbock Eiseman Assor Bell & Peskoe
437 Madison Avenue, 40th Floor
New York, New York 10022
Telephone:  (212) 907-7349

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated filer  ☒    Non-accelerated filer  ☐   Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, no par value	1,500,000	$9.31	(2)	$13,965,000	$995.70

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of ordinary shares, no par value (the “Ordinary Shares”) of the Registrant stated above, an additional indeterminate number of Ordinary Shares as may become issuable pursuant to the provisions of the Registrant’s 2009 Performance Equity Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Pursuant to Securities Act Rule 457(h), the maximum offering price per share was calculated based upon the average of the high and low prices of the Ordinary Shares on April 19, 2010, as quoted on the Nasdaq Global Select Market.

In accordance with the provisions of Rule 462 promulgated under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information. *

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that we have previously filed with the Securities and Exchange Commission (“SEC”) are incorporated by reference in this Registration Statement:

•	our Annual Report on Form 20-F for the fiscal year ended September 30, 2009, filed on January 14, 2010;

•	each of our reports on Form 6-K filed on November 25, 2009, December 23, 2009 and January 14, 2010; and

•
the description of the Ordinary Shares contained in our Registration Statement on Form 8-A, filed on October 18, 2005 (SEC File No. 000-51576), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except as to those parts excluded by rule or indicated therein as not subject to incorporation. Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent that the person so indemnified failed to act honestly and in good faith and in the best interest of the company, and  in the case of criminal proceedings, the person so indemnified had reasonable cause to believe that his conduct was unlawful. Under our Amended and Restated Memorandum and Articles of Association, we may indemnify our directors and officers against expenses (including legal fees), judgments, fines and amounts paid in settlement and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(c)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on this 19 day of April, 2010.

ORIGIN AGRITECH LIMITED.

By:	/s/ Liang Yuan
Liang Yuan
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Gengchen Han and Liang Yuan, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Liang Yuan	President, Chief Executive Officer and	April 19, 2010
Liang Yuan	Director (Principal Executive Officer)

/s/ Irving Kau	Acting Chief Financial Officer	April 19, 2010
Irving Kau	(Principal Financial Officer)

/s/ Gengchen Han	Chairman of the Board	April 19, 2010
Gengchen Han

/s/ Yasheng Yang	Vice Chairman of the Board	April 19, 2010
Yasheng Yang

/s/ Bailiang Zhang	Director	April 19, 2010
Bailiang Zhang

/s/ James Kang	Director	April 19, 2010
James Kangn

/s/ Min Tang	Director	April 19, 2010
Min Tang

/s/ Yingqi Xia	Director	April 19, 2010
Yingqi Xia

/s/ Michael W. Trimble	Director	April 19, 2010
Michael W. Trimble

/s/ Remo Richli	Director	April 19, 2010
Remo Richli

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Origin Agritech Limited 2009 Performance Equity Plan

5.1*	Opinion of Maples and Calder

23.1*	Consent of BDO Limited

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

* Filed herewith.